Exhibit 99.2

CONSENT OF INDEPENDENT VALUATION EXPERT

Phillips Edison & Company, Inc.:

We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of the references to our name and description of our role in the valuation process of Phillips Edison & Company, Inc. (the “Company”) included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

/s/ Duff & Phelps, LLC

Chicago, Illinois
Date: August 13, 2020